SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ------------

                                  SCHEDULE 13G
                                  Rule 13d-102

                    Under the Securities Exchange Act of 1934
                               (Amendment No. _)(1)

                         Ambassador Eyewear Group, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   023176107
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                                 (CUSIP Number)


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            (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |_| Rule 13d-1 (b)
                               |_| Rule 13d-1 (c)
                               |X| Rule 13d-1 (d)

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      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 023176107                 13G                        Page 2 of 6 Pages
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(1) Name of Reporting Persons
    I.R.S. Identification Nos. of above persons. (entities only)

    Barry Budilov, s.s. ####-##-####
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(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
    Not Applicable
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(3) SEC use only.

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(4) Citizenship or place of organization.

    United States
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Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        1,768,000 shares **

    (6) Shared voting power:
        0 shares

    (7) Sole dispositive power:
        1,768,000 shares **

    (8) Shared dispositive power:
        0 shares

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(9) Aggregate amount beneficially owned by each reporting person.

    1,768,000 shares **
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(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).

     Not Applicable
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(11) Percent of class represented by amount in Row 9.

     37%
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(12) Type of reporting person (see instructions).

     IN
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      ** Includes (i) options to acquire 54,833 shares of Common Stock; and (ii)
57,167 shares of Common Stock issuable to Mr. Budilov upon the conversion of Convertible Notes.

CUSIP No. 023176107

Item 1.

            (a)   Name of Issuer:

                        Ambassador Eyewear Group, Inc.

            (b)   Address of Issuer's Principal Executive Offices:

                        3600 Marshall Lane
                        Bensalem, Pennsylvania 19020

Item 2.

            (a)   Name of Person Filing:

                        Barry Budilov

            (b)   Address of Principal Business Office or, if none, Residence:

                        Ambassador Eyewear Group, Inc.
                        3600 Marshall Lane
                        Bensalem, Pennsylvania 19020

            (c)   Citizenship:

                        United States

            (d)   Title of Class of Securities:

                        Common Stock

            (e)   CUSIP Number:

                        023176107

Item 3.     If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), check whether the person filing is a:

                        Not Applicable

            (a)  |_|    Broker or Dealer registered under Section 15 of the
                        Exchange Act.

            (b)  |_|    Bank as defined in Section 3(a)(6) of the Exchange Act.

            (c)  |_|    Insurance company as defined in Section 3(a)(19) of the
                        Exchange Act.

            (d)  |_|    Investment company registered under Section 8 of the
                        Investment Company Act.


                               Page 3 of 6 Pages

CUSIP No. 023176107

            (e)  |_|    An investment adviser in accordance with Rule
                        13d-1(b)(1)(ii)(E).

            (f)  |_|    An employee benefit plan or endowment fund in accordance
                        with Rule 13d-1(b)(1)(ii)(F).

            (g)  |_|    A parent holding company or control person in accordance
                        with Rule 13d-1(b)(1)(ii)(G).

            (h)  |_|    A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act.

            (i)  |_|    A church plan that is excluded from the definition of an
                        investment company under Section 3(c)(14) of the Investment Company Act.

            (j)  |_|    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

            If this statement is filed pursuant to Rule 13d-1(c), check this box. |_|

Item 4.     Ownership

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a)   Amount Beneficially Owned:

                        1,768,000 shares **

            (b)   Percent of Class:

                        37%

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:
                              1,768,000 shares **

                  (ii)  Shared power to vote or to direct the vote:
                              0 shares

                  (iii) Sole power to dispose or to direct the disposition of:
                              1,768,000 shares **

                  (iv)  Shared power to dispose or to direct the disposition of:
                              0 shares

      ** Includes (i) options to acquire 54,833 shares of Common Stock; and (ii) 57,167 shares of Common Stock issuable to Mr. Budilov upon the conversion of Convertible Notes.


                               Page 4 of 6 Pages

CUSIP No. 023176107

Item 5.     Ownership of Five Percent or Less of a Class

                  Not Applicable


Item 6.     Ownership of More than Five Percent on Behalf of Another Person

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                  Not Applicable


Item 8.     Identification and Classification of Members of the Group

                  Not Applicable

Item 9.     Notice of Dissolution of Group

                  Not Applicable

Item 10.    Certifications

                  Not Applicable


                               Page 5 of 6 Pages

                                    Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 16, 1999
-----------------
Date


/s/ Barry Budilov
-----------------
Barry Budilov


                                Page 6 of 6 Pages